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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3 and related prospectus of XO Communications, Inc. for the registration of $517,500,000 of 5.75% Convertible Subordinated Notes due 2009 and to the incorporation by reference therein of our report dated January 21, 2000, except for note 13, as to which the date is March 20, 2000, with respect to the consolidated financial statements and schedule of Concentric Network Corporation for the year ended December 31, 1999, incorporated by reference in XO Communications, Inc.'s (formerly NEXTLINK Communications, Inc.) Form 8-K/A dated August 21, 2000, and Form 8-K/A dated January 18, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


San Jose, California
August 28, 2001